Exhibit 99.1

INFORMATION

FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105

For Further Information Call Lynn Chipperfield 314-863-1100

EDWARD TEPLITZ JOINS FURNITURE BRANDS INTERNATIONAL AS PRESIDENT OF THOMASVILLE FURNITURE

St. Louis, Missouri, October 10, 2007 – Furniture Brands International, Inc. (NYSE:FBN), today announced that Edward Teplitz has been named President of Thomasville Furniture Industries effective October 10, 2007.

Ralph P. Scozzafava, Vice-Chairman of the Board and Chief Executive Officer Designate of Furniture Brands, commented, “I am pleased that Ed has agreed to become part of the Furniture Brands leadership team. He has had tremendous results at Ethan Allen and he enjoys a strong reputation as a leader. His experience and expertise with both company-owned and independently-operated retail organizations will be critical as we implement our retail strategy at Thomasville. Ed will be a key contributor at Thomasville and across all of Furniture Brands.”

Mr. Scozzafava continued, “Ed will replace Nancy Webster, who has resigned from Thomasville. Over the past two years, Nancy has worked hard to strengthen the Thomasville Brand and product portfolio. We wish her well.”

Mr. Teplitz has served since 2005 as Executive Vice President of Ethan Allen Retail Inc. Prior to assuming that role, Mr. Teplitz served in positions of increasing responsibility with that company, including Chief Financial Officer of Ethan Allen Interiors, Inc. Previously, he was the President of Mared Furniture, a family owned and operated business, and before that he had a successful career in real estate and finance.

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources, and markets its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage, and Maitland-Smith.